Exhibit 99.1

Quanterix Raises $49.7 million and Announces Introduction of Latest Model Simoa HD-X Analyzer at BIO 2019 International Convention

Chairman and CEO Kevin Hrusovsky to present at BIO and provide details about the HD-X launch and vision for continuing to pioneer disruption in healthcare with digital biomarkers

Billerica, Mass. — June 4, 2019 — Quanterix Corporation (NASDAQ:QTRX), a company digitizing biomarker analysis with the goal of advancing the science of precision health, announced that it issued approximately 2.2 million shares of common stock last week, raising $49.7 million in gross proceeds. Additionally, Quanterix will unveil its Simoa HD-X Analyzer™, at the BIO International Convention, in Philadelphia, during a presentation by its Chairman and CEO, Kevin Hrusovsky, taking place June 5 at 10:45 a.m., EDT, in Theater 3.

Simoa HD-X Analyzer

Quanterix is re-engineering ultra-sensitivity with the launch of the HD-X, its latest fully automated Simoa bead-based immunoassay instrument model.  The HD-X replaces the HD-1, launched in 2013, which first made Simoa’s ultrasensitive digital biomarker measurements available to researchers around the world and which has led to over 500 peer-reviewed publications.  The ground-breaking Simoa HD-X Analyzer leverages many decades of collective technical expertise and leadership experience on Quanterix’ management team to transform technological innovation into practical reality for researchers. The new flagship HD-X has been designed to deliver significant productivity improvements, greater user flexibility, unparalleled sensitivity, and best-in-class assay performance across a broad assay menu to empower biomarker research and accelerate drug development.

“Making pioneering breakthrough technology both consistent and reproducible is no small feat,” said Kevin Hrusovsky, Chairman and CEO, Quanterix. “It is only by creating a formidable ecosystem of clinicians, researchers, and investors compelled by the promise of precision health, coupled with incredibly talented engineers and assay scientists at Quanterix, that we have been able to achieve the advances embodied in the new HD-X.  This new instrument is a huge step forward for our company but more importantly for the researchers at leading academic institutions and pharmaceutical companies around the world who depend on Simoa technology to deliver new breakthroughs, develop safer and less toxic drugs, and accelerate the time to get life-saving therapeutics to patients.”

The company is now taking orders for the HD-X, and expects to begin shipping instruments in the fourth quarter of this year. A trade-in program is also available for current HD-1 customers.  For more information on the HD-X and how you and your organization can access this groundbreaking technology, visit www.quanterix.com/products-technology/instruments/hd-x or email info@quanterix.com.

QTRX Capital Raise

Since Quanterix’ IPO in 2017, the company has reported significant growth in every quarter.  Quanterix filed a shelf registration statement with the Securities and Exchange Commission in March 2019, which included a $50 million at-the-market equity, or ATM, facility to provide the company with the funds to continue investing in innovation and commercial growth.  Last week, the company sold approximately 2.2 million shares of common stock under the ATM facility at an average price of approximately $22.73 per share, for gross proceeds of $49.7 million.    The proceeds of the newly issued shares will be used to fund additional commercial expansion, particularly in China, to accelerate R&D efforts focused on delivering another 100x in sensitivity improvements, and to support new product acquisition and development.  Quanterix’ share price has increased 12% from a close of $22.23 the day before the first shares were sold under the ATM to $25.00 by close on Friday, May 31.

“We are thrilled to have been able to attract new investors through our growth momentum and vision for changing healthcare,” continued Kevin Hrusovsky.  “Since our IPO we have had numerous investors who have wanted to participate in our value creation but could not due to limited liquidity in our stock, so we are very pleased to have been able to attract some new quality investors, while at the same time putting additional cash on our balance sheet to further fuel our disruption.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts. For additional information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Lindsay Poole

PAN Communications

617-502-4300

quanterix@pancomm.com